As filed with the Securities and Exchange Commission on April 25, 2017
Registration No. 33-68316
Registration No. 33-68318
Registration No. 33-68320
Registration No. 33-69688
Registration No. 33-92834
Registration No. 333-16675
Registration No. 333-213293

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
POST-EFFECTIVE AMENDMENT
to
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NBL PERMIAN LLC
 (Exact Name of Registrant as Specified in Its Charter)

Delaware	81-4972144
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1001 Noble Energy Way Houston, Texas	77070
(Address of Principal Executive Offices)	(Zip Code)

1993 STOCK COMPENSATION PLAN OF CLAYTON WILLIAMS ENERGY, INC.
CLAYTON WILLIAMS ENERGY, INC. LONG TERM INCENTIVE PLAN
OUTSIDE DIRECTORS STOCK OPTION PLAN OF CLAYTON WILLIAMS ENERGY, INC.
BONUS INCENTIVE PLAN OF CLAYTON WILLIAMS ENERGY, INC.
CLAYTON WILLIAMS ENERGY, INC. 401(K) PLAN & TRUST
EXECUTIVE INCENTIVE STOCK COMPENSATION PLAN OF CLAYTON WILLIAMS ENERGY, INC.

(Full title of the plan)

Arnold J. Johnson
Senior Vice President, General Counsel and Secretary
Noble Energy, Inc.
1001 Noble Energy Way
Houston, Texas 77070
 (Name and address of agent for service)

(281) 872-3100
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT/DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) :

•
Registration Statement (File No. 33-68318), as amended by the Post-Effective Amendment on Form S-8, registering 600,000 shares of common stock, par value $0.10 (the “Common Stock”), of Clayton Williams Energy, Inc., a Delaware corporation (“CWEI”), for the 1993 Stock Compensation Plan of Clayton Williams Energy, Inc.;

•
Registration Statement (File No. 33-68316), as amended by the Post-Effective Amendment on Form S-8, registering shares of Common Stock of CWEI for the Outside Directors Stock Option Plan of Clayton Williams Energy, Inc.;

•	Registration Statement (File No. 333-16675) registering 600,000 shares of Common Stock of CWEI for the 1993 Stock Compensation Plan of Clayton Williams Energy, Inc.;

•	Registration Statement (File No. 333-213293) registering 1,700,000 shares of Common Stock of CWEI for the Clayton Williams Energy, Inc. Long Term Incentive Plan;

•	Registration Statement (File No. 33-68320) registering shares of Common Stock of CWEI for the Bonus Incentive Plan of Clayton Williams Energy, Inc.;

•	Registration Statement (File No. 33-69688) registering shares of Common Stock of CWEI for the Clayton Williams Energy, Inc. 401(k) Plan & Trust;

•	Registration Statement (File No. 33-92834) registering shares of Common Stock of CWEI for the Executive Incentive Stock Compensation Plan of Clayton Williams Energy, Inc.;

On April 24, 2017, pursuant to an Agreement and Plan of Merger, dated January 13, 2017 (the “Merger Agreement”), by and among Noble Energy, Inc. (“Noble”), CWEI, Wild West Merger Sub, Inc. (“Merger Sub”), an indirect, wholly owned subsidiary of Noble, and NBL Permian LLC (the “Registrant”), an indirect, wholly owned subsidiary of Noble, Merger Sub merged with and into CWEI, as a result of which CWEI became an indirect, wholly owned subsidiary of Noble.  On April 25, 2017, CWEI merged with and into the Registrant, with the Registrant continuing as the surviving company (the “Second Merger”).

In connection with the merger, the Registrant has terminated all offerings of the Common Stock pursuant to the Registration Statements and in connection with the following plans of CWEI:

•	1993 Stock Compensation Plan of Clayton Williams Energy, Inc.

•	Outside Directors Stock Option Plan of Clayton Williams Energy, Inc.

•	Clayton Williams Energy, Inc. Long Term Incentive Plan

•	Executive Incentive Stock Compensation Plan of Clayton Williams Energy, Inc.

•	Clayton Williams Energy, Inc. 401(k) Plan & Trust

•	Bonus Incentive Plan of Clayton Williams Energy, Inc.

In accordance with the undertaking contained in the Registration Statements, the Registrant hereby removes from registration, by means of this Post-Effective Amendment to the Registration Statements, any of the Common Stock registered that remain unsold under the Registration Statements and the plans as of the date hereof.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 25, 2017.

NBL TEXAS, LLC

By:	/s/ Charles J. Rimer
Name:	Charles J. Rimer
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles J. Rimer	President and Manager	April 25, 2017
Name: Charles J. Rimer	(Principal Executive Officer)

/s/ John A. Huser	Vice President – Finance, Chief Financial Officer and Manager	April 25, 2017
Name: John A. Huser	(Principal Financial Officer)